EXHIBIT 99.1

Crown Media Holdings Announces Operating Results

for Fourth Quarter of 2008

STUDIO CITY, CA — March 4, 2009 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and year ended December 31, 2008.

Operating Highlights

•                  Revenue and EBITDA growth.  Crown Media’s net revenue in the fourth quarter of 2008 increased 8% to $75.2 million, from $69.6 million in the prior year’s fourth quarter, due to an increase in subscriber fee revenues from the Company’s renewed distribution agreements.  For 2008, revenue grew 20% to $281.8 million from $234.4 million in 2007, due to increases in advertising and subscriber fee revenues.  For the first time in the Company’s history, Crown Media reported significant positive Adjusted EBITDA for both the quarter and the year.  Adjusted EBITDA was $23.3 million for the fourth quarter of 2008 compared to a loss of $774,000 for the same period last year.  Adjusted EBITDA totaled $66.2 million for the year ended December 31, 2008, compared to a loss of $11.3 million for last year.

•                  Record audience.  Hallmark Channel delivered a record number of viewers for the quarter and the year, delivering its highest month, quarter and year ever among Prime Time households, key women and total viewer delivery according to Nielsen.  The channel maintained its position as a top ten network, ranking eighth in Prime Time among all ad-supported networks for the year.

•                  Popular holiday programming. The Company’s success in the fourth quarter was fueled in part by the popularity of the Company’s original holiday-themed programming.  According to Nielsen, this marked the third consecutive year that Hallmark Channel was the number one destination for holiday weekends, ahead of its competitors Lifetime and ABC Family.   Hallmark Channel expanded its schedule to include six holiday original premieres, airing more original movie premieres in 2008 than any other cable network.

•                  Expanded distribution of Hallmark Movie Channel.  Hallmark Movie Channel continues to expand as an emerging network, having reached over 14 million homes by the end of 2008. Through launches on new systems across all of the channel’s major distributors throughout the country, as well as growth on existing systems, the Company expects Hallmark Movie Channel to expand to over 25 million subscribers by the end of 2009.

“Our Company delivered an extremely successful year for 2008 — in terms of operating as well as financial results,” noted Henry Schleiff, President and CEO of Crown Media.  “Despite the challenges we encountered, our impressive revenue and EBITDA growth reflect the strong foundation we have built to help us withstand and even operate successfully in an economic downturn.

Right now, Americans are looking for predictability in very unpredictable times.  Hallmark Channel and Hallmark Movie Channel offer the kind of poignant and uplifting programming that Americans want and need — and certainly tuned into on our channels in record numbers during the holidays.  I am confident that our unique appeal and sound operating structure will help us navigate successfully through the uncertain times ahead.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $75.2 million for the fourth quarter of 2008, an 8% increase from $69.6 million for the fourth quarter of 2007. Subscriber fee revenue increased 126% to $14.5 million, from $6.4 million in the prior year’s quarter as a result of higher net effective rates on average, primarily due to an increase in paying subscribers, improved subscriber fee rates as a result of distribution agreements renewed in 2007 and 2008 and a reduction in the amount of subscriber acquisition fees netted against gross subscriber revenue. Advertising revenue decreased 4% to $60.4 million during the quarter, from $63.0 million in the fourth quarter of 2007, due to a softening of advertising rates in the scatter and direct response markets, reflective of deteriorating national economic conditions.

Crown Media reported revenue of $281.8 million for the year ended December 31, 2008, a 20% increase from $234.4 million for 2007. Subscriber fee revenue for the year ended December 31, 2008, increased 106% to $57.2 million, from $27.8 million in the prior year, due to an increase in paying subscribers, improved subscriber fee rates as a result of distribution agreements renewed in 2007 and 2008 and a reduction in the amount of subscriber acquisition fees netted against gross subscriber revenue.  Advertising revenue increased 8% to $223.4 million during the year ended December 31, 2008, from $206.2 million for 2007, due to an increase in advertising rates along with improved delivery of viewership ratings and an increase in the number of available general rate ad spots, offset in part by a decrease in the effectiveness of direct response advertising.  The Hallmark Movie Channel contributed $3.2 million of the advertising increase.

For the fourth quarter of 2008, cost of services decreased 29% to $36.6 million from $51.5 million during the same quarter of 2007. Within cost of services, programming expenses decreased 17% quarter over quarter to $33.0 million, due to the expiration of the programming agreement with NICC and the Company’s effort to manage costs.  This was offset in part by the Company licensing Hallmark Hall of Fame programming under a new 2008 agreement with Hallmark Cards.

For the year ended December 31, 2008, cost of services decreased to $153.8 million from $202.5 million during 2007. Within cost of services, programming expenses decreased 14% period over period to $140.7 million, following the December 31, 2007, expiration of our programming agreement with NICC and the Company’s effort to manage costs, offset in part by the Company’s licensing Hallmark Hall of Fame movies under an agreement, which was entered into during 2008.  During the third quarter of 2008, we entered into amendments to significant programming agreements which added programming and deferred certain payments of program content to periods beyond 2008.  Subscriber acquisition fee amortization expense decreased 100% in 2008 as all the expense was netted against revenue in 2008.  The three largest affiliation agreements became fully amortized during the fourth quarter of 2007 as they expired and renewal agreements were executed.

Negative film amortization of $745,000 and $5.2 million in 2008 and 2007, respectively, resulted principally from the Company’s periodic reassessment and eventual payment of its liabilities for residuals and participations associated with the Company’s third-party licensing and self-use of its film library prior to the sale of its international film rights in April 2005 and its domestic film rights in December 2006.  In 2007, such favorable adjustments amounted to $521,000 in the second quarter and $4.7 million in the third quarter.  In 2008, such adjustment amounted to $1.1 million in the third quarter.

Other cost of services increased from $11.2 million to $12.7 million for year ended December 31, 2008, primarily due to a $540,000 increase in expenses associated with the distribution of the Hallmark Movie Channel HD in high definition format and the $716,000 increase in salaries and benefits expense related to cost of living adjustments.

Selling, general and administrative expenses decreased to $8.6 million for the quarter ended December 31, 2008, from $21.6 million in the year earlier period primarily due to a $2.1 million decrease in compensation expense related to our share-based obligations, a decrease in bonus expense and a $7.7 million decrease in legal expense. Marketing expenses of $6.5 million for the quarter ended December 31, 2008, decreased from $7.9 million for the quarter ended December 31, 2007, due to the Company engaging in smaller, promotional activities in 2007 and 2008, with lower expenditures for these activities in 2008 as compared to 2007.

Selling, general and administrative expenses decreased to $46.6 million for the year ended December 31, 2008, from $61.5 million in the year earlier period primarily due to a $6.0 million decrease in compensation expense related to our share-based obligations offset in part by increases in salary expenses. Also contributing was a $7.8 million decrease in legal expense, following our January 2008 settlement with NICC which was reflected in the 2007 year.

Adjusted EBITDA was $23.3 million for the fourth quarter of 2008 compared to an adjusted EBITDA loss of $774,000 for the same period last year. Cash provided by operating activities totaled $6.5 million for the fourth quarter of 2008 compared to $17.4 million for the same period last year.  Net income for the quarter ended December 31, 2008, totaled $1.3 million, or $0.01 per share, compared to a net loss of $37.3 million, or $0.37 per share, in the fourth quarter of 2007.

Adjusted EBITDA totaled $66.2 million for the year ended December 31, 2008, compared to an adjusted EBITDA loss of $11.3 million for last year. Cash provided by operating activities totaled $48.1 million for the year ended December 31, 2008, compared to $14.6 million for last year. The net loss for the year ended December 31, 2008, totaled $37.2 million, or $0.36 per share, compared to $159.0 million, or $1.53 per share, in 2007.

Conference Call and Webcast to be Held Thursday, March 5th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the fourth quarter of 2008.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Fourth Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 2:00 p.m. Eastern Time, March 5th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 94270518.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to 86 million subscribers. Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, which is distributed in both standard and high definition as Hallmark Movie Channel HD.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2008 and Form 10-Q and 10-K Reports filed in 2008.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure. The Company no longer has an EBITDA covenant in its bank credit agreement. See “Selected Fourth Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure related to the amortization of subscriber acquisition costs, which were significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press	Media
Mindy Tucker	Jennifer Geisser
IR Focus	Crown Media
914.725.8128	212.455.6654
mindy@irfocusllc.com	jennifergeisser@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Financial Information

($ in thousands, except per share data)

	Three Months Ended December 31*,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Subscriber fees	$14,481	$6,421	$57,153	$27,812
Advertising	60,131	62,916	222,967	205,666
Advertising by Hallmark Cards	272	118	429	508
Other revenue	344	118	1,245	378
Total revenue	75,228	69,573	281,794	234,364
Cost of services:
Hallmark Cards affiliate programming	269	23	798	82
Non-affiliate programming	32,730	39,870	139,900	164,287
Amortization of film assets	80	40	(745)	(5,220)
Subscriber acquisition fee amortization	—	8,268	—	30,996
Amortization of capital lease	290	290	1,158	1,158
Other cost of services	3,189	3,029	12,668	11,222
Total cost of services	36,558	51,520	153,779	202,525
Selling, general & administrative expenses	8,639	21,588	46,605	61,452
Marketing expense	6,512	7,883	19,603	19,733
Depreciation and amortization	502	386	1,932	1,656
Income (loss) from operations before interest expense	23,017	(11,804)	59,875	(51,002)
Interest expense	(24,797)	(25,595)	(100,157)	(108,144)
Loss from continuing operations	(1,780)	(37,399)	(40,282)	(159,146)
Gain from sale of discontinued operations	3,064	114	3,064	114
Net income (loss)	$1,284	$(37,285)	$(37,218)	$(159,032)
Net income (loss) per share	$0.01	$(0.37)	$(0.36)	$(1.53)
Weighted average shares outstanding	104,788	101,787	104,776	104,038

* Unaudited

Crown Media Holdings, Inc.

Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$2,714	$1,974
Accounts receivable, less allowance for doubtfulaccounts of $294 and $242, respectively	66,510	68,603
Program license fees - Hallmark Cards affiliates	1,134	128
Program license fees - non-affiliates	104,802	119,561
Prepaid and other assets	4,067	4,478
Prepaid program license fee assets	7,655	8,361
Total current assets	186,882	203,105
Program license fees - Hallmark Cards affiliates	8,872	625
Program license fees - non-affiliates	205,335	129,296
Property and equipment, net	15,392	15,962
Goodwill	314,033	314,033
Prepaid and other assets	8,831	13,220
Total assets	$739,345	$676,241

Crown Media Holdings, Inc.

Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$20,967	$29,864
Audience deficiency reserve	11,505	15,620
License fees payable to Hallmark Cards affiliates	1,089	550
License fees payable to non-affiliates	127,549	108,827
Payables to Hallmark Cards affiliates	14,799	13,266
Credit facility and interest payable	29	19,583
Note and interest payable to Hallmark Cards	3,941	—
Other current liabilities	5,874	11,664
Total current liabilities	185,753	199,374
Accrued liabilities	12,693	18,056
License fees payable to Hallmark Cards affiliates	8,782	—
License fees payable to non-affiliates	103,669	56,521
Credit facility	28,570	50,000
Notes and interest payable to Hallmark Cards affiliates	340,743	340,056
Senior unsecured note to HC Crown, including accrued interest	686,578	621,266
Company obligated mandatorily redeemable preferred interest	20,822	18,690
Other liabilities	18,668	23,273
Obligation to NICC for the repurchase of Class A common stock, extinguished January 2, 2008, $.01 par value; 0 and 4,357,066 shares issued and outstanding as of December 31, 2008 and 2007, Respectively	—	32,765
Total liabilities	1,406,278	1,360,001
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 and 69,760,588 shares issued and outstanding as of December 31, 2008 and 2007, respectively	741	698
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both December 31, 2008 and 2007	307	307
Paid-in capital	1,465,293	1,411,291
Accumulated deficit	(2,133,274)	(2,096,056)
Total stockholders’ deficit	(666,933)	(683,760)
Total liabilities and stockholders’ deficit	$739,345	$676,241

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net income (loss)	$1,284	$(37,285)	$(37,218)	$(159,032)
Gain on sale of discontinued operations	(3,064)	(114)	(3,064)	(114)
Subscriber acquisition fee amortization expense	702	9,922	2,744	37,473
Depreciation and amortization	792	676	3,090	2,814
Amortization of film asset	80	40	(745)	(5,220)
Impairment of film asset	—	—	176	—
Interest expense	24,797	25,595	100,157	108,144
Restricted stock unit compensation	(1,289)	392	1,091	4,637
Adjusted earnings before interest, taxes, depreciation and amortization	$23,302	$(774)	$66,231	$(11,298)

Programming and other amortization	33,434	39,636	140,083	163,142
Provision for allowance for doubtful account	32	71	75	166
Changes in operating assets and liabilities:
Additions to program license fees	(74,230)	(14,486)	(210,123)	(116,062)
Change to subscriber acquisition fees	—	—	(2,693)	858
Change in subscriber acquisition fees payable	(250)	(836)	933	(2,042)
Interest paid	(767)	(1,936)	(4,649)	(8,657)
Changes in other operating assets and liabilities, net of adjustments above	24,978	(4,294)	58,221	(11,495)
Net cash provided by operating activities	$6,499	$17,381	$48,078	$14,612

Crown Media Holdings, Inc.

Selected Financial Information

($ in thousands)

	Three Months Ended December 31*,		Year Ended December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$6,499	$17,381	$48,078	$14,612
Net cash used in investing activities	(1,068)	(3,808)	(5,437)	(7,803)
Net cash used in financing activities	(7,015)	(11,602)	(41,901)	(18,800)
Net (decrease) increase in cash and cash equivalents	(1,584)	1,971	740	(11,991)
Cash equivalents, beginning of period	4,298	3	1,974	13,965
Cash equivalents, end of period	$2,714	$1,974	$2,714	$1,974

*Unaudited

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